Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 10, 2025, with respect to the consolidated financial statements of CureVac N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Offer to Exchange/Prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

August 11, 2025